Exhibit 99.2

FINAL

Fourth Quarter and Fiscal 2007

Conference Call Remarks

November 12, 2007

7:30 a.m. CT

GENNY

Good morning and thank you for joining us.

On the call today are Russ Fradin, our Chairman and CEO, and John Park, our CFO.

Before we get started, let me highlight that when we discuss revenues, we’re referring to net revenues, or revenues before reimbursements. And, during this call, we’ll be introducing a new Adjusted EBITDA metric, and disclosing “underlying” operating income and earnings per share amounts. These are non-GAAP financial measures that provide a better understanding of our underlying performance. Please refer to the Investor Relations section of our web site to obtain a full reconciliation of these measures to U.S. GAAP.

On this call we may make forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Please refer to our most recent SEC filings for more information on risk factors that could cause actual results to differ. Hewitt disclaims any obligation to update or revise any forward-looking statements made on this call.

At the conclusion of the call we’ll conduct a question and answer session. During the Q&A session we ask that you please limit yourself to one question … out of courtesy to others.

Now I’ll turn it over to Russ...

RUSS

Thank you, Genny, and good morning everyone. Thank you for joining us.

Fiscal 2007 truly was a critical year for Hewitt, and we’re very encouraged with the progress we made against our key objectives. We spent a great deal of time and resources repositioning the company for the future – 1) stabilizing the HR BPO business, 2) making necessary investments in the Benefits Outsourcing and Consulting businesses, 3) better managing our overall cost structure, and 4) putting the right team in place to build this enterprise.

We took significant charges in the year – related to the write-off of goodwill resulting from our revised growth expectations for the HR BPO business, as well as a number of other restructuring actions. Some of the restructuring activities will carry into 2008, but overall, we’re entering the year in better position to improve the long-term growth and margin profile of the Company.

In terms of our performance in 2007 –

We are pleased with the strong revenue and margin performance in the Consulting business, particularly in the fourth quarter. In Benefits Outsourcing, we’ve continued to see strong underlying margin expansion….but our challenge in this business is reaccelerating growth. And while we’re encouraged by our progress in stabilizing the HR BPO business, we have a long way to go to improve the long-term financial profile of the business. Overall, we’ve seen positive trends in our associate retention, particularly in Consulting.

John will speak to our results in greater detail, but let me touch quickly on some of the highlights –

We achieved impressive margin expansion in our Benefits Outsourcing business, and while we’re not satisfied with flat revenues, we’re seeing positive signs on the sales front. One of the most important elements of our strategy going forward is to accelerate the top-line performance of this business. We have increased our sales resources and sharpened the sales process. And we recently announced the acquisition of RealLife HR, which enables us to further expand our presence in the middle market. These are examples of the types of things we are doing more of as we invest in future growth. As a reminder, however… it will take time to realize the return on these investments, given the long sales and implementation cycles typical of these types of contracts.

In HR BPO – while the overall loss improved only modestly, it was roughly in-line with our expectations, and the volatility of the business has been significantly reduced. The majority of our clients in this business are pleased with the services we provide, and we have seen some modest increase in project work, which to us is an indication of growing customer satisfaction with our core service levels. We are also making progress in some of the more challenging contract situations. We’ve had success partnering with some of these clients, and are actually in the final stages of negotiations with a few of them. The likely outcome with these is a reduction in scope or restructuring of our original contracts, rather than terminations. Even with this progress, there are still a couple of situations that remain quite sensitive.

Going forward, HR BPO will continue to be an important element of our overall growth strategy. As it relates to new deals, we are reshaping our model to best fit our clients’ needs and meet our financial objectives. We’ll continue to evaluate new contracts that fit our refined model, as we have for the past couple of years…focusing on a core set of services where we have deep expertise and can leverage standardized processes and platforms. Although we don’t have any new deals to announce this quarter, we feel good about the 3 deals we signed in 2007, and believe this is about the right pace of new signings for us going forward.

Overall, Consulting had a strong finish to the year, with broad-based strength across all major practices and geographies. Demand for our retirement services remains healthy, particularly in North America and in Europe. We’ve regained momentum in health management and in certain areas of the talent and organization change practice, and the strategically important Asia Pacific region continues to be very strong.

Consulting margins were solid, even after reflecting our higher year-over-year compensation costs.

As it relates to our efforts to reduce our cost structure – we’ve begun to rationalize our real estate footprint, by consolidating and in some cases exiting certain facilities. We’ve also driven increased productivity and downsized in certain areas, and continue to evaluate the balance of associates onshore versus offshore. The recent strength in Benefits Outsourcing margins is an example of how we’re already realizing the benefits of these efforts. The actions will not only allow us to operate more effectively, they are also critical in allowing us the flexibility to reinvest in the business, including investments in our associates.

We finished the year on a strong note, and feel good about our position heading in to the new year. Fiscal 2008 will be a year in which we focus on the investments required to accelerate future revenue growth, even while we drive continued margin expansion. I’ll provide some additional color on our expectations for 2008 later in the call, but first I’m going to turn it over to John Park to provide some more detail on our results…

JOHN

Thanks, Russ, and good morning everyone.

Let me start by recapping the highlights of our consolidated results.

In the fourth quarter, net revenues increased 5% over the prior-year quarter. After excluding the effects of currency, the decline in third-party supplier revenues, and acquisitions, revenues increased 4%.

The operating loss in the fourth quarter was $281 million, compared with operating income in the prior-year quarter of $42 million. The decline reflects $363 million of pretax charges in the current quarter related to a number of unusual items which I’ll go through in a moment, as well as a significantly higher bonus accrual, offset in part by a $7 million benefit related specifically to the timing impact of our bonus methodology. Adjusting for these items in the appropriate periods, operating income grew 67%.

The net loss for the fourth quarter was $266 million, compared with net income of $23 million in the prior-year quarter.

For the full year, net revenues grew 5% over the prior year, to $2.9 billion. And again, after adjusting for the decline in third-party revenues, currency, and acquisitions, net revenues grew 4%.

The operating loss for the full year was $143 million, compared with a loss of $64 million in fiscal 2006, including approximately $409 million of pretax charges in the current year related to unusual items, as well as $271 million of pretax charges in the prior year primarily related to the HR BPO business. Adjusting for these items, operating income for the full year increased 29% over fiscal 2006, even after accruing for a significantly higher level of bonuses as a result of our improved underlying performance.

The net loss for the year was $175 million, compared with a loss of $116 million in fiscal 2006.

Because of the number of charges we took in fiscal 2007, I thought it would be worth a few minutes to summarize all of the charges taken throughout the course of the year, and add some color on each –

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First, we wrote off $280 million of goodwill in the fourth quarter. You’ll recall that in last year’s third quarter, we wrote off $172 million of goodwill related to the HR BPO business. Over the past year, with a new management team on board, and with the help of outside strategy consultants, we reassessed the growth prospects as well as our margin expectations for this business. As a result of this assessment, we wrote off the balance of the goodwill related to HR BPO. To be clear – we do still expect to grow the business…but it will be at a slower rate than we previously expected, with only 3-4 new, profitable contracts a year. As we have said before, the HR BPO business remains a strategically important part of Hewitt, particularly as it complements our Benefits Outsourcing and Consulting businesses.

It is also worth pointing out that the charge is not indicative of additional deterioration in the existing contract portfolio. We did not take any additional significant loss reserves in our HR BPO business this year, and the few contracts that we’ve signed over the past two years are tracking to expectations, and are expected to generate solid levels of profitability over their lives.

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Second, as a result of the goodwill assessment, we wrote off $39 million of intangible assets largely related to the HR BPO business. $36 million of this was recorded in the fourth quarter, with the remainder in the second quarter as previously disclosed.

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Third, we took $32 million in severance charges this year related to productivity initiatives across the business. $8 million of this was taken in the fourth quarter. A portion of the severance was incurred as we completed HR BPO implementations and wound down the related teams.

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Fourth, we took a $29 million charge in the fourth quarter related to our previously-announced plans to consolidate our real estate footprint. Russ is going to talk about some additional opportunities we have on the real estate front in a few minutes.

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Fifth, the results reflect a $15 million pretax charge related to the anticipated restructuring of one of our troubled HR BPO contracts, $12 million of which you’ll recall we disclosed in the second quarter, and the remainder of which was recorded in both the third and fourth quarters.

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Sixth, we recorded $10 million of loss provisions in the fourth quarter related to our UK pension administration business. As many of you know, we have a large presence in the UK in retirement consulting. What you may not be aware of is that we also have a closely-related pension administration business. We performed an extensive review of the business over the last year, and concluded that we needed to take loss provisions against multiple contracts. We’re actively looking at ways to restructure this business to improve profitability, and have already made some important changes.

•	Seventh, we recorded a $6 million non-operating gain in the fourth quarter related to the sale of an investment; and finally –

•	Eighth, the fiscal year results included a $5 million pretax charge resulting from the second-quarter resolution of a legal dispute with one of our Benefits Outsourcing vendors.

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For comparability, I would remind you that our fiscal 2006 results included $264 million of non-cash pretax charges related to the HR BPO business, as well as a $7 million pretax severance charge, and a $7 million non-operating gain related to our actuarial business in Germany.

Despite the number and magnitude of these charges, I would point out that they are all consistent with our strategic and operational plans…with the exception of the UK loss provisions. Also, it’s worth noting that of the $409 million of total charges in the year, we estimate that about $330 million of this is non-cash in nature.

Excluding a number of unusual items, the tax rate would have been about 39% in both years.

Our cash flow generation remains very strong. For the year, cash flow from operations was $435 million, compared with $381 million in fiscal 2006. Free cash flow was $347 million, compared with $251 million in fiscal 2006. The increase in free cash flow was driven primarily by lower net deferrals, lower capex, a decrease in working capital, and higher underlying income. The improvement was offset in part by higher performance-based compensation paid in 2007 for 2006 performance as compared to the payment in 2006 for 2005 performance, and lower tax refunds.

Capex was $88 million in fiscal 2007, compared with $130 million in the prior year. This level of capex was unusually low as we put a lot of major systems investments on hold while we sorted out our strategy, and saw lower implementation activity related to new HR BPO contracts – so you should expect higher levels of capital spending going forward.

We have heard from several of you that it would be helpful to better understand the underlying cash flow generating capabilities of our business, excluding some of the unusual fluctuations we have experienced over the past few years. To that end, we will begin disclosing a non-GAAP “Adjusted EBITDA” metric. This metric represents EBITDA adjusted for a number of non-cash items including goodwill and asset impairment, revenue and compensation deferrals, stock-based compensation, and internal software development costs, as well as a few other smaller items. As Genny mentioned, you will find a full reconciliation to GAAP on the Investor Relations section of our web site.

For the full year, Adjusted EBITDA was $436 million, as compared with $318 million in 2006. Note that these amounts are adjusted for the unusual items I discussed earlier.

Now let me give you a few highlights of the performance of each of the businesses. In order to leave plenty of time for your questions, I will keep my comments to our performance in the fourth quarter, and all of my remarks will be based on the results adjusted for the charges that I fully detailed a moment ago.

Starting with Benefits… In the fourth quarter, revenues declined slightly as increases in services to new and existing clients and organic growth of existing clients was more than offset by the impact of lost clients and longer implementation cycles required for some of our larger, more complex clients.

Adjusting for $41 million of charges in the current quarter, Benefits Outsourcing margins increased more than 500 basis points year-over-year, primarily as a result of our global sourcing, improved productivity, and other cost management efforts. It’s important to note that while we feel good about the margin performance of the Benefits business, we will be accelerating our investment in this business to regain top-line growth and expand future margins... So you should keep that in mind as you set your future margin expectations.

The HR BPO business posted strong top-line growth in the fourth quarter. Overall, after adjusting for the decline in third-party revenue and currency, revenues grew 9%, driven primarily by growth of existing clients, including an increase in project work, as well as by contracts that went live in the twelve-month period.

Excluding $316 million of charges, the underlying HR BPO operating loss came in at $37 million in the fourth quarter, bringing the loss to $152 million for the full year, after adjusting for $343 million of charges. This reflects modest improvement compared with an underlying loss of $159 million in fiscal 2006, which is adjusted for $264 million of charges. These results include a $10 million expected increase in intangible asset amortization this year related to the previously-announced non-renewal of the BP contract…so we have seen solid improvement in the underlying operating performance.

Our efforts to stabilize the existing client base and manage our overall costs drove the improvement that we saw in the second half of the year. We expect to see continued year-over-year improvement in the underlying operating loss of the business, especially after lapsing the post-implementation period for some of the large contracts that negatively impacted our performance in the first half of the year. But it’s worth reminding you that while we feel good about the direction of the business overall…this is not a business that will track evenly from quarter to quarter given its lack of maturity and size, particularly as we continue to bring new clients live.

Turning to the backlog and pipeline…

For Benefits – the backlog was essentially flat compared to last quarter as new contract wins were roughly offset by adjustments to existing contracts and services that went live in the quarter. The pipeline was down slightly on a sequential basis as new prospects were more than offset by lost opportunities, as well as some other adjustments…but it’s important to note that excluding the impact of one large client that withdrew its RFP from the market, the pipeline saw a nice sequential increase.

For HR BPO – the backlog declined sequentially as a result of a large contract going live. The HR BPO pipeline was also down sequentially, reflecting one of the wins announced on last quarter’s call, in addition to our continued selectivity.

The Consulting business reported a particularly strong fourth quarter, with organic constant currency revenue growth of 11%. On this basis, the talent and organization business grew in the high teens, both the retirement and the health businesses grew in the low-double digits, and the communication consulting business grew in the low-single digits. Demand for our retirement services remains solid and we’re regaining growth momentum in the critical areas of health management and certain areas of the talent practice. We are also particularly pleased with the tremendous growth being generated by our Asia Pacific business given its long-term strategic importance.

On an underlying basis, top-line growth drove over 300 basis points of margin expansion, despite higher overall compensation costs. This is after adjusting for the $6 million benefit related to the timing impact of our bonus methodology, as well as $3 million of charges recorded in the current quarter. Some of the improvement that we saw in the fourth quarter is sustainable, assuming that demand for our services remains strong, but keep in mind that the fourth quarter is a seasonally strong period for this business, and again…like Benefits Outsourcing, Consulting is a business where we will continue to accelerate our investment.

Reported unallocated shared services costs were about 4.5% of net revenues in the fourth quarter, versus 3.6% of net revenues in the prior-year quarter. The increase is primarily a result of higher professional services fees related to specific strategy and improvement projects.

And finally, we weren’t as successful with our share repurchase program since our last earnings announcement as we would have liked. This was mostly due to the fact that our tender offer was undersubscribed and under SEC rules, we were unable to be active in the market during the tender period itself, and for a short time thereafter. As part of our existing $750 million share repurchase authorization, as of Friday’s market close, we’ve repurchased a total of 6.7 million shares for a total of about $205 million. This leaves us with about $545 million remaining under the existing authorization.

Now, I’d like to turn it back to Russ for a moment….

RUSS

Thanks, John.

2007 was a year of stabilization and rebuilding for the future. You’ve heard me talk previously about our 4 strategic priorities – keeping clients first, creating a rewarding work experience, growing with intention, and getting lean. Our actions in 2007 were guided by these priorities…. Growing with intention by extending more aggressively in the middle market through our acquisition of RealLife HR. Contributing to “lean” by consolidating our real estate footprint to improve efficiency – freeing up resources to enhance the overall work experience for our associates and invest in growth and other value-creation initiatives, while at the same time contributing to margin expansion. And restructuring in certain areas of the organization to ensure that we are aligned properly to the needs of our clients …. To offer just a few examples.

These 4 priorities will continue to guide our actions in the future as well, as we focus on accelerating revenue growth, while driving continued underlying margin improvement. Let me provide some context as you start to think specifically about 2008.

As many of you know, about a year ago we began to introduce this concept of “re-centering our business”. Our work over the last twelve months has helped us regain an appreciation for the growth and margin opportunities that exist in our more established Benefits Outsourcing and Consulting businesses. We’re heading in to 2008 well-positioned to deliver solid margins, even as we fund important investments that will better position us to capture the opportunities to energize our growth rate in 2009 and beyond.

Our sales process in Benefits Outsourcing will be a key area of investment – primarily as we increase the overall size of the salesforce, and enable their success by appropriately aligning their structure and focus with aggressive sales goals. Other key areas of investment will include new product development, initiatives to further enhance our service quality, and talent needed to grow in certain areas of Consulting.

As I mentioned earlier, we’re pleased to see that we’ve started to see positive indications with Benefits sales as a result of some of these efforts.

Savings resulting from actions taken in fiscal 2007 will partially fund these investments. Our real estate and severance actions, for example, will yield savings of about half on a run-rate basis. And broader efforts related to the Lean program are expected to yield gross savings that run much higher. We’ll provide further updates on material developments as they arise.

So with that as a framework…

In fiscal 2008, we’re expecting mid-single digit total company net revenue growth, comprised of solid growth in Consulting, modest growth in Benefits Outsourcing, and relatively flat revenue in HR BPO, which includes a continued decline in third-party supplier revenues.

In order to gain a better understanding of our underlying performance, we assess our results once all unusual items have been removed. Our guidance for fiscal 2008 is therefore on an underlying basis, excluding the impact of unusual items in both years. In addition to GAAP, we’ll report on this basis in 2008.

We’re expecting underlying operating income of approximately $300 million to $315 million in fiscal 2008. This compares to underlying operating income in 2007 of $266 million. Each of the businesses will contribute to the year-over-year improvement, particularly HR BPO, given the improvement we’re expecting in the operating loss in 2008.

Assuming we continue to execute on the $545 of remaining share purchase authority, this would translate to underlying EPS of between $1.70 and $1.80, which compares to $1.53 on an underlying basis in fiscal 2007.

A full reconciliation of fiscal 2007 underlying operating income and EPS to GAAP has been posted on the Investor Relations of our web site.

It’s important to point out that the guidance excludes our previously-announced real estate charges. You’ll recall that in June we announced plans to consolidate facilities and exit certain properties in connection with our ongoing review of our real estate portfolio, which were expected to result in pretax charges of $30 to $45 million. Today we announced a $29 million pretax charge related to these actions. As we have made further progress in our real estate evaluation, it has become clear that we have even greater opportunity to consolidate our space. So, in addition to the approximately $15 million that remains under the previously-communicated range that we expect to incur over the next couple of quarters, we estimate it is likely we’ll incur an additional $20 to $30 million in the second half of the year. In summary, we have taken a $29 million charge, and it is likely that we’ll take approximately $35 to $45 million of additional charges in the coming year.

The guidance also assumes that we won’t incur any additional significant charges beyond the real estate charges. At this point, we don’t foresee additional charges, but if that changes, we will certainly keep you apprised.

We’re also expecting the “Adjusted EBITDA” metric that John mentioned to grow roughly in-line with EPS, again on an underlying basis.

In summary –

We’re pleased with our performance in 2007. We’ve added a number of new leaders to our team who have brought new energy and perspectives, resulting in new ideas and plans…and together we’ve made good progress against our key objectives in a short period of time. But we are just getting started. Establishing a plan is only the beginning. We now have a clear sense of our direction…and going forward, it’s all about execution. I look forward to reporting our continued progress in the year to come.

Finally, John and I would like to thank Genny for all of her good work in trying to keep all of you informed and happy. She has been promoted to a new role within Hewitt, and we will announce her successor shortly.

So with that, thank you for joining us today. Operator – I think we’re ready to take some questions.

Forward-Looking Information

This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Hewitt’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed under the “Risk Factors” heading in the Business section of the Company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s internet site (http://www.sec.gov). Hewitt disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or any other reason.